Exhibit 3.31

ARTICLES OF ORGANIZATION

OF

VIVINT LOUISIANA LLC

STATE OF LOUISIANA

PARISH OF EAST BATON ROUGE

BE IT KNOWN, that on this 27th day of March, 2013, before me, the undersigned notary public, personally came and appeared

ABRAHAM GARCIA, (hereinafter called “Appearer”), who declared that he/she is domiciled in the Parish of St. Bernard, with a mailing address of P.O. Box 1926, Chalmette, Louisiana 70044.

who further declared to me in the presence of the undersigned competent witnesses that, availing him of the provisions of the Louisiana Limited Liability Company Law (Title 12, Chapter 22, Louisiana Revised Statutes of 1950), he does hereby execute the following articles of organization for the purpose of establishing and creating a limited liability company:

ARTICLE I.

NAME

The name of the company is VIVINT LOUISIANA LLC (hereinafter referred to as the “Company”).

ARTICLE II.

PURPOSE

The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law. This Company is not a low-profit limited liability company.

ARTICLE III.

CERTIFICATION

Any person dealing with the LLC may conclusively rely upon a certificate of Abraham Garcia to establish the membership of any member, the authenticity of any records of the LLC, or the authority of any person or persons, including one or more of the certifying persons, to act on behalf of the LLC, including but not limited to, authority to do or take any of the following actions referenced in La. R.S. 12:1318(B):

1.	dissolve and wind-up the affairs of the LLC;

2.	sell, exchange, lease, mortgage, pledge or transfer all or substantially all of the assets of the LLC;

3.	merge or consolidate with any one or more domestic limited liability companies, partnerships in commendam, partnerships or business or nonprofit corporations;

4.	incur indebtedness other than in the ordinary course of business;

5.	alienate, lease or encumber any immovables of the LLC;

6.	amend the Articles of Organization or the Operating Agreement; and

7.	any other act that may be referenced in La. R.S. 12:1318(B).

ARTICLE IV.

MANAGEMENT

The business of the LLC shall be managed by its Member or Members.

ARTICLE V.

TERM

The term of this LLC is perpetual.

ARTICLE VI.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF MEMBERS

Members shall not be personally liable for monetary damages for breach of any duty provided for in Louisiana Revised Statutes 12:1314, and, pursuant to Louisiana Revised Statutes

12:1315, the Company shall indemnify to the full extent permitted by law any person who is made or threatened to be made a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) for judgments, settlements, penalties, fines, or expenses, including attorneys’ fees, incurred because he or she is or was a Member, officer, employee or agent of the Company or because he or she serves or served any other enterprise at the request of the Company.

ARTICLE VII.

DISSOLUTION

The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following:

1.	the occurrence of events, if any, specified in writing in an operating agreement, if any;

2.	the consent of a majority vote of the Membership Interests; or

3.	the entry of a decree of judicial dissolution under Louisiana Revised Statutes 12:1335.

ARTICLE VIII.

ACTION REQUIRING THE CONSENT OF THE MEMBERS

On all matters requiring the vote of the Members, each Member shall vote in accordance with such Member’s proportionate share of Membership Interests. A majority of the Membership Interests shall be required:

1.	to admit a new member;

2.	to approve the transfer, sale, assignment, exchange or conveyance of a membership interest;

3.	to approve the dissolution of the Company;

4.	to amend these Articles of Organization;

5.	to adopt or amend an Operating Agreement;

6.	to approve the sale, exchange, lease, mortgage, pledge or other transfer of all or substantially all of the assets of the LLC;

7.	to approve the merger or consolidation of the LLC;

8.	to approve the insurance of debt by the LLC other than in the ordinary course of business; and

9.	to approve the alienation lease or encumbrance of any immovables of the LLC.

ARTICLE IX.

RESTRICTIONS ON TRANSFERS

Restrictions against and regulation of the sale and any other transfer of membership interests in this LLC not prescribed in these Articles may be prescribed in the Operating Agreement, if any, or by other agreement of the membership interests. Any provision of an operating agreement, if any, or other agreement of the members, restricting or limiting the authority of the Managers shall not be effective as to third persons, who may conclusively rely upon certificates of the authorized certifying officials as set forth in Article IV.

ARTICLE X.

AMENDMENTS TO ARTICLES OF ORGANIZATION

Amendments to the Articles of Organization for which a larger vote is not specifically made mandatory by law may be made upon a majority vote of the Membership Interests.

THUS DONE AND SIGNED, in Baton Rouge, Louisiana, on the date first stated hereinabove, before the undersigned notary and in the presence of the undersigned competent witnesses.

WITNESSES:		ORGANIZER:

/s/ Amy Trotter		/s/ Abraham Garcia

Printed Name:	Amy Trotter	ABRAHAM GARCIA

/s/ Francine Orcino

Printed Name:	Francine Orcino

/s/ Richard B. Easterling

Print name: RICHARD B. EASTERLING
NOTARY PUBLIC
My Commission is for Life
La. Bar/Notary ID No. 20175